Prospectus Supplement No. 5
Filed Pursuant to Rule 424(b)(3)
File No. 333-131147

Prospectus Supplement No. 5

(to Final Prospectus dated August 9, 2007)

This Prospectus Supplement No. 5 supplements and amends the final prospectus dated August 9, 2007, as supplemented and amended by Supplement No. 1 thereto dated August 21, 2007, Supplement No. 2 thereto dated September 11, 2007, Supplement No. 3 thereto dated September 14, 2007 and Supplement No. 4 thereto dated September 19, 2007 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 7,519,232 shares of our common stock by certain selling shareholders.

On October 11, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to business conducted at our 2007 annual meeting of shareholders.

This Prospectus Supplement No. 5 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On October 8, 2007, the closing price of a share on the OTC Bulletin Board was $2.60.

Investing in our common stock involves a high degree of risk, including the risk that we have no assurance of future profitability and the fact that the report of our independent registered public accounting firm expresses doubt about our ability to continue as a going concern.  See “Risk Factors” beginning on page 5 of the Final

Prospectus dated August 9, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 5 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is October 11, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 11, 2007

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)	Amendment to Amended and Restated 2001 Equity Incentive Plan

On October 11, 2007, our shareholders approved an amendment to our Amended and Restated 2001 Equity Incentive Plan that increases the total number of shares for which awards may be granted from 600,000 to 1,400,000. The terms and conditions of such plan are set forth under the caption “Proposal No. 3 Amendment to Amended and Restated 2001 Equity Incentive Plan” in our Definitive Schedule 14A (Proxy Statement) filed with the Securities and Exchange Commission on September 11, 2007. Such description, which is qualified in its entirety by reference to the Amended and Restated 2001 Equity Incentive Plan at Exhibit 10.1 to this report, is incorporated by reference in response to this Item 5.02.

Amendment to 2005 Director Stock Option Plan

On October 11, 2007, our shareholders approved an amendment to our 2005 Director Stock Option Plan that (1) increases the automatic annual option awards from an option for the purchase of 5,000 shares to an option for the purchase of 10,000 shares, (2) replaces the initial pro-rated option award for new directors joining the board at other than an annual meeting of shareholders with an option for the purchase of 10,000 shares and (3) increases the total number of shares for which awards may be granted from 100,000 to 300,000. The terms and conditions of such plan are set forth under the caption “Proposal No. 4 Amendment to 2005 Director Stock Option Plan” in our Definitive Schedule 14A (Proxy Statement) filed with the Securities and Exchange Commission on September 11, 2007. Such description, which is qualified in its entirety by reference to the Amended and Restated 2005 Director Stock Option Plan at Exhibit 10.2 to this report, is incorporated by reference in response to this Item 5.02.

ITEM 8.01        OTHER EVENTS

Election of Directors

On October 11, 2007, our shareholders elected the following eight persons to serve on our board of directors until the next annual meeting of shareholders and until their respective successors are elected and duly qualified:  Susan L. Critzer, Marc P. Flores, David A. Chazanovitz, Richard J. Faleschini, Larry G. Haimovitch, David B. Kaysen, Paul K. Miller and J. Robert Paulson, Jr.

Amendment to Articles of Incorporation

On October 11, 2007, our shareholders approved an amendment to our restated articles of incorporation that increases the number of authorized shares from 25,000,000 to 50,000,000, consisting of (a) 1,000,000 shares of preferred stock of the par value of $0.01 per share and (b) 49,000,000 shares of common stock of the par value of $0.01 per share. Our Restated Articles of Incorporation, as Amended, appear as Exhibit 3.1 to this report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

See “Exhibit Index.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: October 11, 2007	By:	/s/ Michael A. Brodeur
Michael A. Brodeur Vice President, Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Registrant, as Amended.
10.1	Amended and Restated 2001 Equity Incentive Plan (incorporated by reference to our Definitive Schedule 14A (Proxy Statement), filed on September 11, 2007 (File No. 000-33295)).
10.2	Amended and Restated 2005 Director Stock Option Plan (incorporated by reference to our Definitive Schedule 14A (Proxy Statement), filed on September 11, 2007 (File No. 000-33295)).

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EXHIBIT 3.1

THIRD AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
OF
MEDICALCV, INC.

The undersigned Vice President, Finance and Chief Financial Officer of MedicalCV, Inc. (the “Corporation”), with the purpose of amending the Corporation’s Restated Articles of Incorporation under the provisions of Minnesota Statutes Sections 302A.135 and 302A.139, states that:

1.             The name of the Corporation is: MedicalCV, Inc.

2.             That the first paragraph of Article 3 of the Restated Articles of Incorporation, as amended of the Corporation shall be amended to read as follows:

ARTICLE 3

AUTHORIZED SHARES:  The total authorized shares of all classes which the Corporation shall have authority to issue is 50,000,000, consisting of (a) 1,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred stock”); and (b) 49,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common stock”).

3.             This amendment to the Restated Articles of Incorporation, as amended of the Corporation was approved by the shareholders of the Corporation pursuant to Minnesota Statutes Chapter 302A and the undersigned is authorized to execute same.

IN WITNESS WHEREOF, the undersigned has executed this Third Amendment to the Restated Articles of Incorporation on this 11th day of October, 2007.

/s/ Michael A. Brodeur
Michael A. Brodeur
Vice President, Finance and
Chief Financial Officer

ARTICLES OF AMENDMENT TO THE

RESTATED ARTICLES OF INCORPORATION, AS AMENDED

OF

MEDICALCV, INC.

MedicalCV, Inc., a corporation organized and existing under the laws of the state of Minnesota (the “Corporation”), hereby certifies that:

FIRST:  The name of the Corporation is MedicalCV, Inc.

SECOND:  In accordance with Section 302A.402 of the Minnesota Business Corporation Act, the board of directors of the Corporation duly adopted a resolution setting forth the proposed amendment to Article 3 of the Restated Articles of Incorporation, as Amended, of the Corporation to reflect a one (1) for ten (10) combination of its common stock, declaring the advisability of such amendment and directing that such amendment be effected via filing of these Articles of Amendment with the office of the Minnesota Secretary of State.

THIRD:  Article 3 of the Corporation’s Restated Articles of Incorporation, as Amended, is hereby amended to read in its entirety as follows:

ARTICLE 3

Authorized Shares

The total authorized shares of all classes which the Corporation shall have authority to issue is 25,000,000 consisting of:  (a) 1,900 shares of 5% Series A Convertible Preferred Stock; (b) 998,100 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred stock”); and (c) 24,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common stock”).

3.1           Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares shall be fixed by the Board of Directors prior to the issuance of any shares hereof.  Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of such series of preferred stock pursuant to the authority hereby expressly vested in such board to the full extent permitted by the Act.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

3.2           Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock and the shares of no par common stock shall have the exclusive right to vote together, without regard to class, on a noncumulative basis, for the election and removal of directors and for all other purposes.  Each holder of shares of common stock and each holder of shares of no par common stock shall be entitled to one vote for each share held.

3.3           The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

3.4           The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

3.5           The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

FOURTH:  These Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any authorized class or series of the Corporation’s shares and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination approved by these Articles of Amendment exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

FIFTH:  These Articles of Amendment to the Corporation’s Restated Articles of Incorporation, as Amended, shall be effective at 4:00 p.m. Central Daylight Time on May 31, 2006.

This amendment has been approved pursuant to Minnesota Statutes Chapter 302A.  I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

May 22, 2006
/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

ARTICLES OF AMENDMENT TO THE

RESTATED ARTICLES OF INCORPORATION

OF

MEDICALCV, INC.

The undersigned Vice President, Finance and Chief Financial Officer of MedicalCV, Inc. (the “Corporation”), with the purpose of amending the Corporation’s Restated Articles of Incorporation under the provisions of Minnesota Statutes Sections 302A.135 and 302A.139, states that:

1. The name of the Corporation is:  MedicalCV, Inc.

2. That the first paragraph of Article 3 of the Restated Articles of Incorporation of the Corporation shall be amended to read as follows:

ARTICLE 3

AUTHORIZED SHARES

The total authorized shares of all classes which the Corporation shall have authority to issue is 250,000,000, consisting of (a) 19,000 shares of 5% Series A Convertible Preferred Stock; (b) 9,981,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred stock”); and (c) 240,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common stock”).

3. This amendment to the Restated Articles of Incorporation of the Corporation were unanimously approved by the shareholders of the Corporation pursuant to Minnesota Statutes Chapter 302A and the undersigned is authorized to execute same.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Restated Articles of Incorporation on this 22nd day of September, 2005.

/s/ John H. Jungbauer
John H. Jungbauer, Vice President, Finance and
Chief Financial Officer

RESTATED ARTICLES OF INCORPORATION

OF

MEDICALCV, INC.

(F/K/A C V DYNAMICS, INC.)

The following restated Articles of Incorporation of MedicalCV, Inc. were duly approved by the board of directors and the shareholders of said corporation pursuant to Chapter 302A, Minnesota Statutes.

ARTICLE 1
NAME

The name of this Corporation shall be MedicalCV, Inc.

ARTICLE 2
REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Minnesota is 9605 West Jefferson Trail, Inver Grove Heights, Minnesota 55077.

ARTICLE 3
AUTHORIZED SHARES

The total authorized shares of all classes which the Corporation shall have authority to issue is 100,000,000, consisting of: 5,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred stock”); and 95,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common stock”).

3.1           Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares shall be fixed by the Board of Directors prior to the issuance of any shares hereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of such series of preferred stock pursuant to the authority hereby expressly vested in such board to the full extent permitted by the Act. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

3.2           Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock and the shares of no par common stock shall have the exclusive right to vote together, without regard to class, on a noncumulative basis, for the election and removal of directors and for all other purposes. Each holder of shares of common stock and each holder of shares of no par common stock shall be entitled to one vote for each share held.

3.3           The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

3.4           The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

3.5           The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

ARTICLE 4
CERTAIN SHAREHOLDER RIGHTS

Shareholders shall have no preemptive rights to purchase, subscribe for or otherwise acquire any new or additional securities of the Corporation. No shareholder shall be entitled to any cumulative voting rights.

ARTICLE 5
WRITTEN ACTION BY BOARD

An action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the Board of Directors.

ARTICLE 6
NONLIABILITY OF DIRECTORS FOR CERTAIN ACTIONS

To the full extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A, as it exists on the date hereof or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. I certify that I am authorized to execute Restated Articles of Incorporation and further certify that by signing this document I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48 as if I had signed this document under oath.

IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of August, 2001.

/s/ Blair P. Mowery
Blair P. Mowery
President and Chief Executive Officer